Exhibit 99.1

June 5, 2009

Dear Wells Real Estate Investment Trust II, Inc. Stockholder:

As the independent directors of Wells REIT II, we wrote to you in March to provide you with information regarding the financial position of Wells REIT II. We are pleased to follow up with additional information from our 2008 year-end financial statements, as audited by Deloitte & Touche and filed with the U.S. Securities and Exchange Commission.

Here are some of the highlights as of December 31, 2008:

·	Our distributions remained at an annualized rate of $0.60 per share for the 18th consecutive quarter.

·	We paid a total of $242.4 million in distributions to stockholders in 2008 funded by our net cash provided by operating activities.

·	Our portfolio had $5 billion invested in real estate assets. Our assets and leases from corporate tenants remain well-diversified by industry, by geography, by lease term, and by tenant.

·	Our debt-to-real-estate asset ratio was approximately 25.5%, which we believe continues to rank among the least-leveraged public REITs, traded and nontraded.

·	The portfolio’s leasable space was 97.5% occupied across 66 properties. Only 1% of the portfolio’s leases will expire before 2010, and 7% will expire before 2011. The average lease term remaining for the entire portfolio was 7.5 years.

·	The portfolio experienced a very low tenant default rate, with uncollectible tenant receivables, net of recoveries, of less than 0.1% of total revenues in 2008.

You should have recently received our annual report, which we encourage you to review. The information highlighted in this letter and contained in the annual report is for the year 2008, and there can be no assurances with respect to future results. While we are all affected by the currently difficult economic conditions, we believe Wells REIT II is well-positioned due to its long-standing conservative strategy and core principles. We encourage you to visit www.WellsReitII.com to keep up-to-date on Wells REIT II’s SEC filings and the most current portfolio details.

Thank you for your participation and for trusting us with your investment.

Sincerely,

The Independent Directors of Wells REIT II

/s/ E. Nelson Mills

/s/ Charles R. Brown

/s/ Neil H. Strickland

E. Nelson Mills

Charles R. Brown

Neil H. Strickland

Chairman, Audit Committee

Audit Committee

Audit Committee

/s/ Richard W. Carpenter	/s/ Bud Carter	/s/ John L. Dixon
Richard W. Carpenter	Bud Carter	John L. Dixon

cc: Financial Representative

RT2MPLTRI0905-0415

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 800-557-4830 www.wellsreitii.com